Exhibit 99.1

Spectrum Control, Inc.	Q4 2004 Earnings Call	January 10, 2005

PARTICIPANTS

          Dick Southworth - President & CEO
          John P. Freeman - SVP & CFO

MANAGEMENT DISCUSSION SECTION

Richard A. Southworth, President and CEO

Introductory Remarks

Net Income

•

For Q4 2004, the company generated net income of $1,029,000 or $0.08 per share on sales of $21,688,000, compared to the net income of $409,000 or $0.03 per share on sales of $16,915,000 for the same period last year

	•	For the year, the company realized net income of $4,166,000 or $0.32 per share on sales of $80,477,000
•	In 2003, the company had net income of $854,000 or $0.07 per share on sales of $62,985,000

Customer Orders

•	Total customer orders received in the current quarter amounted to $21.3mm
	•	Now that’s an increase of $3.9mm, or up 23% from a year ago
	•	This increase was driven by demand for our frequency control products, with customer orders received in Q4 2004 at $7.5mm, or up $5.6mm from the comparable quarter of 2003
•	Although these products are used in many different industries, demand in the military and defense applications has been particularly strong
•

Customer orders for frequency control products in the current quarter included $2.7mm for our Salisbury Engineering acquisition, which we consummated in February of 2004, and $1.4mm for the Components Business Unit of REMEC, which we acquired in October of 2004

	•	These acquisitions are now conducting business as part of Spectrum microwave operations

Shipments

•	Total shipments in the current quarter were $21.7mm, an increase of $4.8mm, or up 28% from a year ago
	•	This higher shipment level, combined with our continuous implementation of cost reduction programs, significantly enhanced our overall profitability

Income

•	Income from operations was $1.7mm during the current quarter, up over $1mm in the same quarter last year
• We hope to build upon this improvement in operating performance throughout 2005
•	On October 15, 2004, we acquired substantially all of the assets and assumed certain liabilities of the RF and microwave Components Business Unit of REMEC.

CBU

•	We will refer to this as “CBU” going forward
•	CBU, which is based in Palm Bay, Florida, designs and manufactures RF microwave components for military, aerospace, and commercial wireless markets
• These high-end components include amplifiers, frequency mixers, and various types of oscillators
•	Major applications for these products includes weapon systems, missile and satellite systems, wireless base stations, and cable TV systems
• With this acquisition we significantly expand our microwave technologies and product lines
•

CBU’s products are a natural complement and extension to our existing frequency control product offerings, which already include microwave synthesizers, multiple channel filter banks and pre-selectors, GPS low noise amplifiers, and numerous RF and microwave filter components

Product Offering Expansion

•	The expansion of our product offering, particularly with more complex advanced systems and components, is a major element of our current strategic focus and long-term growth plan.
•	The aggregate cash purchase for CBU was $8.1mm, and there is a possible contingent payment based upon the CBU customer order rate through March 31st of 2005.
• The purchase price was entirely funded through our cash reserve.
•

During the current quarter, we successfully integrated this acquisition into our frequency control products group, with CBU generating $1.5mm of shipments from our acquisition date through November 30, 2004.

• As a result of incurring certain integration costs and inefficiencies, CBU operations did not have a material impact on our overall profitability in Q4.
•	With the completion of this initial integration, however, we expect CBU to become immediately accretive to our future operating performance.
•	During Q4, there were many other significant developments and achievements, including the generation of $2.6mm in positive cash flow

John P. Freeman, SVP and CFO

Financial Highlights

Sales

•	Our net sales increased by $4.8mm during the period with consolidated net sales of $21.7mm in Q4 FY2004, and 16.9mm in the comparable quarter of 2003
•

In addition to CBU product sales of $1.5mm and Salisbury Engineering, Inc., or SEI, product sales of $1mm in the current quarter, our increased sales reflect additional shipment volume for virtually all of our major product lines

• During the current quarter, sales of signal integrity products were $11.7mm, an increase of $1.5mm from the comparable period last year

Power Integrity Products

•	Sales of power integrity products and management systems were $5.2mm during Q4 2004, an increase of 15% from Q4 2003
• Excluding the impact of our CBU and SEI acquisitions, sales of frequency control products in the current quarter were up approximately 7% from a year ago

Selling Prices

•	During Q4, overall selling prices remained relatively stable throughout most of our major product lines

Telecom Equipment

•	For Q4 FY2004, sales to customers in the telecommunications equipment industry were approximately 39% of our total consolidated sales, and sales to military/aerospace were approximately 41%
• For the entire 2004 FY, telecom equipment represented approximately 43% and military/aerospace about 36% of our total consolidated sales
•	For Q4 as well as for the full 2004 FY, no single customer of ours represented more than 9% of our total consolidated sales

Sales Backlog

•	Our sales order backlog at the end of the FY November 30, 2004 was $30.6mm, which included CBU backlog of approximately $4mm
• A year ago our total consolidated backlog was $24.6mm
Gross Margin

•	In Q4 2004, gross margin was $6mm or 27.8% of sales
• For Q4 last year, gross margin was $4.1mm or 24.5% of sales

•

The improvement in gross margin percentage primarily reflects decreases in manufacturing overhead costs from numerous cost reduction programs, and also economies of scale realized with additional production and shipment volumes

Overhead Expenses

•	Total manufacturing overhead expense was $7mm or 32% of sales in Q4 2004, vs. $6mm or about 35% of sales for the comparable period of 2003
• As a percentage of sales, our material and labor costs have remained relatively stable, amounting to approximately 40% of sales during both Q4 2004 and 2003
•	At the end of our current FY, November 30, 2004, we had a total workforce of 1,065 employees, which includes CBU personnel of 110
• We remain committed to continuously reviewing our organization and cost structure to improve operating efficiencies while still maintaining enough flexibility to meet future capacity expansion

Selling Expense

•	In Q4 2004, selling expense amounted to $2.4mm or just over 11% of sales, 11.1% actually, compared to $2mm or 11.7% of sales in the same quarter of 2003
•	The slight decrease in selling expense as a percentage of sales primarily reflects the benefit of certain fixed costs being leveraged now with higher sales volume

G&A Expenses

•	General and administrative expense was approximately $1.9mm in Q4 2004, vs. 1.5mm in the comparable quarter of last year
•

The increase in G&A expense primarily reflects a - certain higher personnel cost, additional expenditures for legal and professional services, and also certain costs associated and incurred with the transition and integration of our CBU acquisition during Q4 the current year

Taxes

•	On an annual basis, our 2004 effective income tax rate was 38.5% compared to an applicable statutory federal and state income tax rate of about 40%
•	Differences between the effective tax rate and the statutory income tax rate principally arise from state tax provisions and foreign income tax rates
• For FY2005, we would currently expect our effective tax rate to remain at approximately this 38.5%

Cash Flow

•	Our operating cash flow remains very strong
•	Net cash generated by operating activities amounted to $8.7mm for the FY ended November 30, 2004, an increase of $2.7mm or 44% from a year ago
• This positive cash flow reflects our profitable operating performance as well as improved inventory turnover rates and related inventory reductions
•	Despite increased sales volume and production requirements, aggregate inventories decreased by nearly $300,000 in FY2004, excluding the impact of any of the acquired businesses
• This inventory reduction continues to be achieved through numerous inventory control procedures, including ongoing material substitutions and also ongoing reduced manufacturing cycle times

CapEx

•	Excluding the assets of our acquired businesses, our CapEx for property, plant, and equipment amounted to $2.2mm in FY2004
•	These CapEx were primarily for our routine replacement of fixed assets, as well as manufacturing equipment and tooling for our China manufacturing operations
• At the end of this most recent FY, we had not entered into any material commitments for additional CapEx
•	With our positive cash flow and operating performance, our liquidity and overall financial position continue, we think, to be very strong
•	During FY2004, the total cash purchase price for our CBU and SEI acquisitions totaled $13.7mm, all of which was funded from our existing cash reserves
•	Despite this significant cash requirement, our cash and cash equivalents still totaled $17.5mm at November 30, 2004

Liquidity

•	Our current assets were nearly 6 times our current liabilities
•	Our stockholder’s equity was nearly $77mm, and we continue to maintain our total borrowed funds at just over $2mm
•	We also continue to maintain our domestic and foreign lines of credit, which currently aggregate about to $7.3mm
•	However, with our ongoing strong cash flow and liquidity position, no borrowings are currently outstanding or were outstanding under any of these agreements throughout the last FY

Goodwill

•	At November 30, 2004, the aggregate carrying value of goodwill was $22mm, or about 24% of our total assets, or about 29% of our total stockholder’s equity
•

This goodwill includes $1.6mm, which we recognized in connection with our acquisition of CBU in October of 2004, and $2.4mm of goodwill, which we recognized with our acquisition of SEI in February of 2004

•

On an annual basis, or whenever there’s any reason to suspect that the carrying value of goodwill has been diminished or impaired, goodwill is required to be tested for possible impairments and a possible write-down of the asset may be necessary

•

We have performed, however, all of the required tests and have determined that no impairment losses in connection with this goodwill need be recognized in any of our current or prior year financial statements

Richard A. Southworth, President and CEO

Closing Remarks

•	During the last few months, product demand throughout the passive electronic component industry has softened
•	In Q4, this industry-wide softening was reflected in the customer order rates for our signal and power products also
• This, however, was offset by the strong orders that we had for our frequency control
•	Although we believe the current market conditions are temporary and part of a normal industry cycle, we cannot reasonably predict the timing and the extent of any market recovery
•	As a result, we are not in a position to provide any specific guidance regarding our 2005 first quarter sales and profitability expectations
• However, as we have demonstrated in each quarter of 2004, we expect our Q1 2005 profitability to exceed the comparable period performance of 2004
•

On a long-term basis, we firmly believe that our strategies to diversify our business and markets are being effective, and is positioning our company for dynamic growth and certainly enhance shareholder value

QUESTION AND ANSWER SECTION

Analyst: Tim Slevin - Parker/Hunter

Question – Timothy Slevin: A couple of questions relating to – to, just in terms of context with CBU and SEI.  Those are, in the aggregate, an annual run rate of about 20 to 25mm?  Would that be about right?

Answer – Dick Southworth: No.
Question – Timothy Slevin: No?
Answer – Dick Southworth: No. They would be about 15.
Question – Timothy Slevin: Both of them together?
Answer – Dick Southworth: Yeah.
Question – Timothy Slevin: Okay. So there was a – the run rate on CBU is not 12. It’s less than that. You just had some significant shipments, I guess, in the last 6 weeks for the quarter.

Answer – John Freeman: I mean, that’s correct. When we announced the acquisition back in October, you know, as part of that announcement, we did indicate that we expected the – or the current run rate based on current marketing conditions for CBU were between 8 and $10mm.

Question – Timothy Slevin: Okay.
Answer – John Freeman: And then if you go – also go further back with the Salisbury or SEI acquisition, that was about $4mm business.
Question – Timothy Slevin: 4mm. Okay.
Answer – Dick Southworth: Tim, you may – we did have very good bookings out of our Salisbury operation.
Question – Timothy Slevin: Right. And I thought there was one quarter where you had about – you had a couple of quarters of pretty decent bookings, haven’t you, for SEI?
Answer – Dick Southworth: No, this last quarter was really – the prior two quarters were just normal.
Question – Timothy Slevin: They were just normal. Okay, okay. Okay. So 1mm to 1.5mm is more the typical run rate for SEI, I guess?
Answer – Dick Southworth: Yes.
Question – Timothy Slevin: Okay. All right. The – in terms of the – you had this big jump in military and aerospace, and is that, you know, a function of these acquisitions, would you say?

Answer – Dick Southworth: I would say – just let me try to address that.  I would say it certainly has – it’s been significantly affected by these acquisitions.  But at the same time, with our core businesses, or the businesses that we had established prior to those, they’re also seeing an uptick in the military business, and that is somewhat offsetting a softening in the commercial side or the telecom and the other markets.

Question – Timothy Slevin: Okay. Telecom continues to be driven by wireless and it’s, I guess, kind of bounced around here. But typically it’s been higher through most of the year. Right?

Answer – Dick Southworth: Yeah.  We’ve seen this last quarter, in the wireless side, it was down 25% from the previous quarter, where the wireline was up 25%.  So it was – overall the business was pretty level.

Question – Timothy Slevin: Okay.  That’s surprising, huh?  For you - I guess it’s just, given a relatively short lead-time business, it’s - excluding some of these others, it’s – you get inventory – you are just seeing inventory corrections there in the end markets.

Answer – Dick Southworth: We certainly believe that.
Question – Timothy Slevin: Okay. Any update on China or shipments out of that facility?
Answer – John Freeman: Shipments out of that facility were approximately – a little bit over $750,000 for the quarter, which would have placed it pretty similar to the preceding third quarter.

Question – Timothy Slevin: Okay.

Answer – John Freeman: And that’s in line with what we’ve talked about to date in that the strength of the business overall in Q4 was really driven by the military and aerospace, which – and the weakness that was perceived in the quarter was more commercial and telecom, and so that’s reflected in the fact that China operations did not have any growth in their shipments.

Question – Timothy Slevin: Okay. And in terms of the MLFT [motor line feed-thru], is that the product line that has significant growth potential that you’d be looking to produce in volume in China?
Answer – Dick Southworth: Yes.
Question – Timothy Slevin: Any update on – I guess that’s still kind of progressing through qualifications and design, you know, design bids and that sort of thing?
Answer – Dick Southworth: Yeah. We really expect to start generating revenue in 2006 from that, but there could be some increase this year. It’s a - it’s a very lengthy procedure.

Question – Timothy Slevin: Okay.  The G&A, do you expect that - you had some tick upwards it looked like in total operating expense from, you know, from the third to Q4. Some of that’s obviously due to CBU and some of it’s kind of transactional or non-recurring in nature.  How much of that modest bump do you think is kind of non-recurring in nature?

Answer – John Freeman: Yeah.  When – yeah, it’s difficult to say, but there was – it’s about 200,000 – between 200,000 and $250,000 that we incurred during Q4 that at least would not have been known or predicted in the prior quarter that - because they did relate to a great extent some of the initial transition and integration costs for the CBU acquisition.  So around 200,000 to slightly more than that.

Question – Timothy Slevin: Okay. And then some of that – 100 or so of that is related to CBU, I guess. So we are going to see it -
Answer – John Freeman: Certainly the – yeah, right. The - more than half of that is very specifically related to those integration and transition efforts.

Question – Timothy Slevin: Okay.  I’m just thinking about 100, 150 in terms of full quarter load for CBU.  Okay.  The – I guess the – my last question is really – or there’s really kind of two of them.  How many more smaller acquisitions are there in terms of opportunities within the industry?  And, you know, how are the challenges progressing in terms of the increase in the number of locations that you all are, you know, in which you have plants?

Answer – John Freeman: Well, certainly there’s a significant number of opportunities, at least we believe there’s significant number of opportunities out there, particularly in the – in the frequency control product area when you recognize that, at least compared to our traditional EMI [electromagnetic interference] market, it’s a much larger market. And because we are – have only recently in the past couple of years have started to focus and began to penetrate that market, you know, we certainly have a much – we have a very, very small market share compared to our traditional EMI business.  So we think there’s ongoing opportunities to gain market share, both through internal growth and external growth.  But I guess apart from those types of general comments, I don’t know quite how to respond to your question.

Question – Timothy Slevin: No, that was –
Answer – John Freeman: We certainly think there’s ongoing opportunities, but to try to quantify that at this time, I don’t think we’re in a position to do that.

Question – Timothy Slevin: Yeah.  I mean, it’s just that – there’s just a – it’s fairly fragmented.  There’s a fair number of additional that, you know, because you’ve made a couple of these now just in this past year, there’s a fair number of additional companies within the industry, within this much larger industry.

Answer – John Freeman: Right.  It is fair to say that that market is pretty fragmented with a lot of relatively small companies that have kind of carved out particular niches for themselves, and because of that, there’s a – the number of companies that are participating and the opportunities that that might present to us are significant.

Question – Timothy Slevin: Okay.  Great.  And in terms of the challenge for managing multiple, you know, an increasing number of multiple locations, how does that work in or how have the systems gone or how has the integration gone so far with SEI and CBU?

Answer – John Freeman: Certainly I think overall they’ve gone well.  The - CBU presented some particular challenges in that unlike CEI [SEI] and some of the other acquisitions we had made previously where we were buying not only an entire business, but an entire entity, if you will, by purchasing just a particular business unit of a larger entity, those types of - like CBU – those operations are less autonomous, have more shared services with their affiliated companies or parent company.  So I think the transition and integration of those types of operations is more difficult and more challenging, but given that as a premise, you know, to date, we certainly think that that’s – it’s gone very well.

Analyst: John Walthausen - Paradigm Capital Management

Question – John Walthausen: I guess sort of a general question to start out with.  You expressed, you know, some fairly high degree of optimism about the long-term outlook.  Could you just review for a second what the key factors that you think are important in leading you to that level of optimism?

Answer – Dick Southworth: Well, John, I think we have a – I think a very aggressive strategy to both diversify our businesses and expand our product offering, which we’ve been doing through acquisitions and through internal development, and we’ve coupled that with our overall strategy to diversify our markets.  Back in 2000 we were – two thirds of our business was telecom.  Today that’s representing about 40% of our business, and our military business has grown from 17% to 40%.  We are now working to expand our automotive side of our market and we have strategies that we are actively pursuing to, again, expand our businesses.  And all of those have been very successful.  We are going to certainly see the swings in the markets and the economies. I don’t know what you have read or heard, but the passive component industry for the last 3 to 4 months is reporting y-over-y orders down 20%.

Question – John Walthausen: Right. Right.

Answer – Dick Southworth: And we have seen that in our signal or our EMI products, but in all of our other products we have not.  We have experienced that being a significant growth.  So I think we’ve been able to stay off, so far, the downturn that the other companies are seeing with our new products and with the acquisitions, and we plan to continue on that path.

Question – John Walthausen: Okay.  That’s very helpful.  You point out, I think, a good point because we tend to - when companies are doing acquisitions we tend to focus on those acquisitions in our discussions.  You talk about new products.  Can you talk about, was there any significant - things that have been introduced or will be introduced in this next year which will likely have an influence of a meaningful nature on the outcome of the new year?

Answer – Dick Southworth: Well, we have - our power management systems continues to grow. We’ve introduced that a couple of years ago.  It has been through a long design-in stage and the quarterly bookings, every quarter, has been increasing.  And we certainly expect that to increase again this year.  Last year the power management systems was up about 300% over the previous year.  Then in the automotive markets where we have done all of our work in our MLFT’s and in our antennas, we’re continuing to pursue all of those programs through a lot of development and qualifications with customers, so.  We have not gone beyond those two areas for major developments in - through R&D.  We’ve been attacking the other aspect of growing our business through acquisitions.

Question – John Walthausen: Right.  In automotive, you know, where are we finding an opportunity?  Is this improving some existing systems, or is this some - or some of the new, more sophisticated things they’re talking about doing or, you know, where do we play there?

Answer – Dick Southworth: Well, the biggest opportunities that we have is in filtering - DC motors and in filtering in engine modules and interconnects that are used throughout the automobile.
Question – John Walthausen: Okay.
Answer – Dick Southworth: And then also in - we supply products for OnStar for the GPS antenna, and for XM Radio and Sirius Radio.
Question – John Walthausen: Okay. Okay. Good. So that should be an area of some growth for us in the new year, then I would -

Answer – Dick Southworth: I would expect, John, and I don’t want to mislead you, that the greatest growth for those will be in 2006.  The, it’s - pretty long gestation period to get qualified and get everything designed in. But we have a major team, not just R&D people, we have a major team from sales and through all of our testing labs and - that are working with all of our customers in pursuing that.

Question – John Walthausen: Right.  Now while we are in this phase of trying to accelerate the growth rate, are we likely to go into a period of time where our overhead costs are going to rise faster than our sales growth?

Answer – Dick Southworth: I don’t think so. If I would be concerned - express any kind of concern, it would be that the market would not strengthen.
Question – John Walthausen: Right.

Answer – Dick Southworth: I think we’ve got a - demonstrated a pretty good control over our overhead expenses, and we are always looking at integration and consolidation and how we best position our overhead for the long-term business environment.

Question – John Walthausen: Okay.  Good.  And I think you mentioned that in Q4 prices were stable.  Is there any reason to expect them to be, you know, to deteriorate in the new year, or what is the outlook on pricing?

Answer – Dick Southworth: I would say, you know, the thing we always see is as our telecom customers are moving the business to China, our overall revenue stream on those products is reduced, but our cost to produce the products over there is reduced proportionately. So, you know, from the percentages, it has the relative appearance of no change, but overall there is some loss of revenue as a result of that.  And that’s - you know, our choice there is either to be there and participate in that business or to actually walk away from the business, and our choice was to be there and participate in it.

Question – John Walthausen: Okay, okay, that’s - that seems like the right thing to do.  And if I understand you correctly, raw material is not a significant part, so we shouldn’t have any concerns on that for the new year, or am I wrong?

Answer – Dick Southworth: No, our raw materials run us about $0.30 on the dollar, and that’s because we’re vertically integrated.  If we weren’t vertically integrated, it would be much more significant.

Question – John Walthausen: Right. And you don’t see - do you see any particular issues that we have to face in the new year from material costs?
Answer – Dick Southworth: No.
Question – John Walthausen: Okay. Good. That gets me up to date. I appreciate it and congratulations. I think you’re doing a good job in a tough environment.
Answer – John Freeman: Thanks, John.

Analyst: Joseph Pepe - Jesup & Lamont

Question – Joseph Pepe: The question I have is, the tsunami disaster, will that benefit your business in any way, shape, or form with the telecommunications - possibly rebuilding of an infrastructure or transmission towers?  Will that be a benefit in any manner or not?

Answer – Dick Southworth: You know, I would certainly think it would be, but I don’t think the magnitude of it is going to be providing really any significant, measurable amount.  But they certainly have to replace all that communications, and that’s the best way to replace it.

Question – Joseph Pepe: Right. So it’s kind of too early to tell, too early in the game, or -?
Answer – Dick Southworth: Yes. We haven’t seen any demand requirement out of it yet.
Question – Joseph Pepe: Any competitors of yours, to your knowledge, have they gotten hurt or lost any inventory, or is there any - going to affect pricing on the upside at all or -?
Answer – Dick Southworth: I haven’t seen any of that.

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